Exhibit j(i) under Form N-1A
                                         Exhibit 23 under Item 601/Reg SK


 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                                  FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information for Federated High Yield Trust in Post-Effective Amendment Number 36 to the Registration Statement (Form N-1A, No. 2-91091) of Federated High Yield Trust, and to the incorporation by reference therein of our report dated April 8, 2005 on the financial statements and financial highlights of Federated High Yield Trust included in the Annual Report to Shareholders for the fiscal year ended February 28, 2005.



By: /s/ Ernst & Young LLP
            Ernst & Young LLP


Boston, Massachusetts
April 25, 2005